EXHIBIT 10(v)

PERSONAL and CONFIDENTIAL
February 12, 2014

First Name Last Name

Dear First Name:

I am pleased to inform you that as an XLT member, you will be receiving performance stock units (PSUs) award in 2014. We use these awards to reward performers who we believe will be key contributors to our growth well into the future. The total Award Date Value (ADV) of your awards is approximately $x,xxx.

You have been awarded x,xxx PSUs. The number of PSUs actually earned will be dependent upon Stryker’s financial performance during the three-year period ending December 31, 2016, with the number with respect to 50% of the PSUs being based on our Adjusted EPS Growth and the remaining 50% of the PSUs being based on Sales Growth Percentile Ranking. In order to earn any of the PSUs, you must be continuously employed with Stryker through the vesting date of March 21, 2017 except as otherwise provided in the Terms and Conditions.

You will be required to “Accept” the award online via the UBS One Source website located at www.ubs.com/onesource/SYK between March 4 and March 31. The detailed terms of the PSUs are set forth in the applicable Terms and Conditions and any applicable country addendum and the provisions of the Company’s 2011 Long-Term Incentive Plan. Those documents, together with the related Prospectuses, are available on the UBS One Source website and you should read them before accepting the awards.

Thank you for your strong performance and I look forward to your future contributions toward positioning Stryker for long-term success.

Sincerely,

/s/ KEVIN A. LOBO
Kevin A. Lobo, President and Chief Executive Officer (Principal Executive Officer)

STRYKER CORPORATION

TERMS AND CONDITIONS
RELATING TO PERFORMANCE STOCK UNITS GRANTED
PURSUANT TO THE 2011 LONG-TERM INCENTIVE PLAN

1.    The Performance Stock Units with respect to Common Stock of Stryker Corporation (the “Company”) granted to you during 2014 (the “PSUs”) are subject to the terms and conditions set forth herein (the “Terms and Conditions”) and all of the terms and conditions of the Stryker Corporation 2011 Long-Term Incentive Plan, as amended (the “2011 Plan”), which is incorporated herein by reference. In the case of a conflict between these Terms and Conditions and the terms of the 2011 Plan, the provisions of the 2011 Plan will govern. Capitalized terms used but not defined herein have the meaning provided therefor in the 2011 Plan. For purposes of these Terms and Conditions, “Stryker” or “Employer” means the Company or any Subsidiary that employs you on the applicable date.

2.    Vesting. Except as provided in Section 6, the vesting of your PSUs is dependent upon your remaining continuously employed with Stryker through March 21, 2017 (the “Vesting Date”) as well as upon the Company’s financial performance during the three-year period ending December 31, 2016 (the “Performance Period”). Specifically, the vesting of 50% of the PSUs (the “EPS PSUs”) is dependent upon Adjusted EPS Growth as set forth in Section 3, and the vesting of the remaining 50% of the PSUs (the “Sales Growth PSUs”) is dependent upon the Sales Growth Percentile Ranking as set forth in Section 4.

3.    Adjusted EPS Growth.

(a)    If you have remained in the continuous employment of Stryker through the Vesting Date, you shall become vested in the percentage of the EPS PSUs determined based on the Company’s Adjusted EPS Growth using the table below, applying straight line interpolation rounded to the nearest whole number of EPS PSUs for Adjusted EPS Growth between 50% and 100% or between 100% and 200%.

	< Minimum	Minimum	Target	Maximum
Adjusted EPS Growth	Less than 7.0%	7.0%	9.0%	11% or more
Vested Percent of EPS PSUs	0%	50%	100%	200%

Any EPS PSUs that do not become vested in accordance with the foregoing shall be forfeited.

(b)    As soon as administratively practicable following the Vesting Date (but in no event later than December 31, 2017), the Company shall issue you the Shares underlying the vested EPS PSUs.

(c)    For purposes of this Agreement:
(i)    “Adjusted EPS” for a calendar year shall mean the Company’s diluted net earnings per share for such year as determined under U.S. generally accepted accounting principles (“GAAP”) but subject to such adjustments, if any, for non-GAAP financial measures that are reflected in a reconciliation to the GAAP financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(ii)    “Adjusted EPS Growth” shall mean the sum of the Annual Percentage Change in Adjusted EPS for the three (3) calendar years in the Performance Period divided by three (3).
(iii)    “Annual Percentage Change in Adjusted EPS” for a calendar year shall mean the amount by which the Adjusted EPS for such calendar year has increased or decreased relative to the immediately preceding calendar year, expressed as a positive or negative percentage (depending on whether Adjusted EPS increased or decreased) of the Adjusted EPS for such preceding calendar year.
(d)    Notwithstanding anything to the contrary herein, the Committee shall have discretion to make such adjustments to the foregoing metrics as it deems appropriate to reflect the impact of corporate transactions, accounting or tax law changes or extraordinary, unusual, nonrecurring or infrequent items; provided, however, that in no case shall such adjustments have the net aggregate effect of increasing Adjusted EPS Growth.
4.    Sales Growth Percentile Ranking.

(a)    If you have remained in the continuous employment of Stryker through the Vesting Date, you shall become vested in the percentage of the Sales Growth PSUs based upon the Company’s Sales Growth Percentile Ranking, as determined using the table below, applying straight line interpolation rounded to the nearest whole number of Sales Growth PSUs for Sales Growth Percentile Ranking between 50% and 100% or between 100% and 200%.

Sales Growth Percentile Ranking	85th and Above	60th	33rd	Below 33rd
Vested Percent of Sales Growth PSUs	200%	100%	50%	0%

Any Sales Growth PSUs that do not become vested in accordance with the foregoing shall be forfeited, and if the Company’s Average Sales Growth in the Performance Period is equal to or less than zero, all of the Sales Growth PSUs shall be forfeited (irrespective of the Sales Growth Percentile Ranking).

(b)    As soon as administratively practicable following the Vesting Date (but in no event later than December 31, 2017), the Company shall issue you the Shares underlying the vested Sales Growth PSUs.

(c)    For purposes of this Agreement:
(i)    “Average Sales Growth” shall mean, for the Company and each company in the Comparison Group, the sum of the Sales Growth for each Reporting Period ending within the Performance Period divided by three;
(ii)    “Comparison Group” shall mean:

▪	Abbott Laboratories

▪	ArthroCare Corporation

▪	CR Bard Inc.

▪	Baxter International Inc.

▪	Becton, Dickinson and Co.

▪	Biomet, Inc.

▪	Boston Scientific Corporation

▪	CareFusion Corporation

▪	Conmed Corporation

▪	Covidien plc

▪	General Electric (Healthcare)

▪	Hill-Rom Holdings, Inc.

▪	Integra LifeSciences Holding Corporation

▪	Intuitive Surgical, Inc.

▪	Johnson & Johnson

▪	Medtronic, Inc.

▪	Nuvasive, Inc.

▪	Smith & Nephew plc

▪	St. Jude Medical Inc.

▪	Thermo Fisher Scientific, Inc.

▪	Zimmer Holdings, Inc.
For purposes of the foregoing, any company for which Sales Growth cannot be calculated for three full annual Reporting Periods ending within the Performance Period shall be excluded.
(iii)    “Net Sales” shall mean, for the Company and each company in the Comparison Group, net sales for the applicable Reporting Period as determined under U.S. generally accepted accounting principles and as reported in an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q (or the comparable reports filed by foreign issuers) filed with the Securities and Exchange Commission.
(iv)    “Reporting Period” shall mean a calendar year in the case of the Company and each company in the Comparison Group that reports on a calendar year basis, and in the case of any other company in the Comparison Group, the four fiscal quarters that include the last fiscal quarter ending prior to December 31 for which such company has filed an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q (or the comparable reports filed by foreign issuers) with the Securities and Exchange Commission prior to the following February 28.
(v)    “Sales Growth” for a Reporting Period shall mean the amount by which Net Sales has increased or decreased relative to the immediately preceding Reporting Period, expressed as a positive or negative percentage (depending on whether Net Sales increased or decreased) of the Net Sales for such preceding Reporting Period.
(vi)    “Sales Growth Percentile Ranking” shall mean the percentile ranking of the Company’s Average Sales Growth relative to the Average Sales Growth for each company in the Comparison Group, rounded to the whole nearest percentile. For this purpose, the percentile ranking shall be calculated as 1 - (Rank-1)/(Total of the Comparison Group plus the Company-1). For example, if the Company ranked 5th out of 22 companies including itself, the percentile rank would be calculated as 1 - (5-1)/(22-1) or 1 - (4/21) or 1-.1905 or the 81st percentile.

5.    Dividend Equivalents. In connection with your Award, you shall be entitled to receive all of the cash dividends for which the record date occurs during the period between the commencement of the Performance Period and the Vesting Date with respect to each Share underlying your PSUs (“Dividend Equivalents”). Dividend Equivalents shall be converted into their equivalent number of PSUs based on the Fair Market Value of a Share on the Vesting Date. Such PSUs shall be subject to the terms and conditions applicable to the PSUs to which the Dividend Equivalents relate, including, without limitation, the vesting, forfeiture, and payment form and timing provisions contained herein.

6.    In the event you cease to remain in the continuous employment of the Company or a Subsidiary for the entire period commencing on the Date of Grant and ending on the applicable Vesting Date, your right to receive the Shares issuable pursuant to the PSUs shall be only as follows:

        (a)    If you cease to be an Employee prior to the Vesting Date by reason of Disability (as such term is defined in the 2011 Plan or required under a foreign law that is applicable to you because you are a foreign national or are employed outside the United States, or both, at that time) or death, you or your estate will become immediately vested in a pro-rata portion (determined by dividing (a) the number of days during the Performance Period in which you were an Employee by (b) the total number of days during the Performance Period) of your PSUs based upon the Company’s Adjusted EPS Growth and Sales Growth Percentile Ranking. Adjusted EPS Growth shall be determined in accordance with Section 3, except that only calendar year 2014 and, if you remain an Employee through December 31, 2015, calendar year 2015, shall be taken into account, and except that the denominator in determining Adjusted EPS Growth shall be one (if only calendar year 2014 is taken into account) or two (if both 2014 and 2015 are taken into account). The Sales Growth Percentile Ranking shall be determined in accordance with Section 4, except that the only Reporting Periods taken into account shall be (i) Reporting Periods ending after December 31, 2013 and before

January 1, 2015, and (ii) if you cease to be an Employee after December 31, 2015, Reporting Periods ending after December 31, 2014 and before January 1, 2016, and except that the denominator in determining Average Sales Growth shall be one (if the preceding clause (ii) does not apply) or two (if the preceding clause (ii) does apply). You, your legal representative or your estate will receive all of the underlying Shares attributable to the vested PSUs as soon as administratively practicable following (and in no event more than ninety (90) days after the later of December 31, 2014 or the date you cease to be an Employee.

(b)    If you cease to be an Employee for any reason other than those provided in (a) above and your Termination Date is prior to the Vesting Date, you shall immediately forfeit all PSUs granted hereunder effective as of your Termination Date. If you are a resident of or employed in the United States, “Termination Date” shall mean the effective date of termination of your employment with your Employer. If you are resident or employed outside of the United States, “Termination Date” shall mean the earliest of (i) the date on which notice of termination is provided to you, (ii) the last day of your active service with your Employer, or (iii) the last day on which you are an Employee of your Employer, as determined in each case without including any required advance notice period and irrespective of the status of the termination under local labor or employment laws.

(c)    If you are resident and/or employed in a country that is a member of the European Union, the grant of the PSUs and these Terms and Conditions are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of the Terms and Conditions are invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

7.    Notwithstanding the foregoing, the Company may, in its sole discretion, settle the PSUs (and any Dividend Equivalents) in the form of: (i) a cash payment to the extent settlement in Shares (1) is prohibited under local law, (2) would require you or the Company and/or your Employer to obtain the approval of any governmental and/or regulatory body in your country of residence (and country of employment, if different), or (3) is administratively burdensome; or (ii) Shares, but require you to immediately sell such Shares (in which case, the Company shall have the authority to issue sales instructions in relation to such Shares on your behalf).

8.    The number of Shares subject to the PSUs shall be subject to adjustment and the vesting dates hereof may be accelerated as follows:

(a)    In the event that the Shares, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares, or otherwise) or if the number of such Shares shall be increased through the payment of a stock dividend or a dividend on the Shares of rights or warrants to purchase securities of the Company shall be made, then there shall be substituted for or added to each Share theretofore subject to the PSUs the number and kind of shares of stock or other securities into which each outstanding Share shall be so changed, or for which each such Share shall be exchanged, or to which each such Share shall be entitled. The other terms of the PSUs shall also be appropriately amended as may be necessary to reflect the foregoing events. In the event there shall be any other change in the number or kind of the outstanding Shares, or of any stock or other securities into which such Shares shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the PSUs, such adjustment shall be made in accordance with such determination.

(b)    Fractional Shares resulting from any adjustment in the PSUs may be settled in cash or otherwise as the Committee shall determine. Notice of any adjustment will be given to you and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes hereof.

(c)    The Committee shall have the power to amend the PSUs to permit the immediate vesting of the PSUs (and to terminate any unvested PSUs) and the distribution of the underlying Shares prior to the effectiveness of (i) any disposition of substantially all of the assets of the Company or your Employer, (ii) the shutdown, discontinuance of operations or dissolution of the Company or your Employer, or (iii) the merger or consolidation of the Company or your Employer with or into any other unrelated corporation.

9.    If you are resident or employed outside of the United States, you agree, as a condition of the grant of the PSUs, to repatriate all payments attributable to the Shares and/or cash acquired under the 2011 Plan (including, but not limited to, dividends and any proceeds derived from the sale of the Shares acquired pursuant to the PSUs) in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Company and its Subsidiaries, as may be required to allow the Company and its Subsidiaries to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

10.    Regardless of any action the Company and/or your Employer take with respect to any income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and your Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including the grant of the PSUs, the vesting of the PSUs, the subsequent sale of any Shares acquired pursuant to the PSUs and the receipt of any dividends or dividend equivalents and (ii) do not commit to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate your liability for Tax-Related Items.

Prior to the delivery of Shares upon the vesting of your PSUs, if your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company shall withhold a sufficient number of whole Shares otherwise issuable upon the vesting of the PSUs that have an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the Shares. In cases where the Fair Market Value of the number of whole Shares withheld is greater than the minimum Tax-Related Items required to be withheld, the Company shall make a cash payment to you equal to the difference as soon as administratively practicable. The cash equivalent of the Shares withheld will be used to settle the obligation to withhold the Tax-Related Items. Alternatively, your Employer may withhold the minimum Tax-Related Items required to be withheld with respect to the Shares in cash from your regular salary and/or wages, or any other amounts payable to you. In the event the withholding requirements are not satisfied through the withholding of Shares by the Company or through your regular salary and/or wages or other amounts payable to you by your Employer, no Shares will be issued to you (or your estate) upon vesting of the PSUs unless and until satisfactory arrangements (as determined by the Board of Directors) have been made by you with respect to the payment of any Tax-Related Items that the Company or your Employer determines, in its sole discretion, must be withheld or collected with respect to such PSUs. By accepting this grant of PSUs, you expressly consent to the withholding of Shares and/or withholding from your regular salary and/or wages or other amounts payable to you as provided for hereunder. All other Tax-Related Items related to the PSUs and any Shares delivered in payment thereof are your sole responsibility.

11.    The PSUs are intended to be exempt from the requirements of Code Section 409A. The 2011 Plan and these Terms and Conditions shall be administered and interpreted in a manner consistent with this intent. If the Company determines that these Terms and Conditions are subject to Code Section 409A and that it has failed to comply with the requirements of that Section, the Company may, at the Company’s sole discretion and without your consent, amend these Terms and Conditions to cause them to comply with Code Section 409A or be exempt from Code Section 409A.

12.    If you were required to sign the “Stryker Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement” or a similar agreement in order to receive the PSUs or have previously signed such an agreement and you breach any non-competition, nonsolicitation or nondisclosure provision or provision as to ownership of inventions contained therein at any time while employed by the Company or a Subsidiary, or during the one-year period following termination of employment, any unvested PSUs shall be rescinded and you shall return to the Company all Shares that were acquired upon vesting of the PSUs that you have not disposed of. Further, you shall pay to the Company an amount equal to the profit realized by you (if any) on all Shares that were acquired upon vesting of the PSUs that you have disposed of. For purposes of the preceding sentence, the profit shall be the Fair Market Value of the Shares at the time of disposition.

13.    The PSUs shall be transferable only by will or the laws of descent and distribution. If you shall purport to make any transfer of the PSUs, except as aforesaid, the PSUs and all rights thereunder shall terminate immediately.

14.    The PSUs shall not be vested in whole or in part, and the Company shall not be obligated to issue any Shares subject to the PSUs, if such issuance would, in the opinion of counsel for the Company, violate the Securities Act of 1933 or any other U.S. federal, state or non-U.S. statute having similar requirements as it may be in effect at the time. The PSUs are subject to the further requirement that, if at any time the Board of Directors shall determine in its discretion that the listing or qualification of the Shares subject to the PSUs under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with the issuance of Shares pursuant to the PSUs, the PSUs may not be vested in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.

15.    The grant of the PSUs shall not confer upon you any right to continue in the employ of your Employer nor limit in any way the right of your Employer to terminate your employment at any time. You shall have no rights as a shareholder of the Company with respect to any Shares issuable upon the vesting of the PSUs until the date of issuance of such Shares.

16.     You acknowledge and agree that the 2011 Plan is discretionary in nature and may be amended, cancelled or terminated by the Company, in its sole discretion, at any time. The grant of the PSUs under the 2011 Plan is a one-time benefit and does not create any contractual or other right to receive a grant of PSUs or any other award under the 2011 Plan or other benefits in lieu thereof in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the number of Shares subject to the grant and the vesting provisions. Any amendment, modification or termination of the 2011 Plan shall not constitute a change or impairment of the terms and conditions of your employment with your Employer.

17.    Your participation in the 2011 Plan is voluntary. The value of the PSUs and any other awards granted under the 2011 Plan is an extraordinary item of compensation outside the scope of your employment (and your employment contract, if any). Any grant under the 2011 Plan, including the grant of the PSUs, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

18.    These Terms and Conditions shall bind and inure to the benefit of the Company, its successors and assigns and you and your estate in the event of your death.

19.    The Company and your Employer hereby notify you of the following in relation to your personal data and the collection, processing and transfer of such data in relation to the grant of the PSUs and your participation in the 2011 Plan pursuant to applicable personal data protection laws. The collection, processing and transfer of your personal data is necessary for the Company’s administration of the 2011 Plan and your participation in the 2011 Plan, and your denial and/or objection to the collection, processing and transfer of personal data may affect your ability to participate in the 2011 Plan. As such, you voluntarily acknowledge, consent and agree (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Company and your Employer hold certain personal information about you, including (but not limited to) your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all PSUs or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in your favor for the purpose of managing and administering the 2011 Plan (“Data”). The Data may be provided by you or collected, where lawful, from third parties, and the Company and your Employer will process the Data for the exclusive purpose of implementing, administering and managing your participation in the 2011 Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the 2011 Plan and for your participation in the 2011 Plan.

The Company and your Employer will transfer Data as necessary for the purpose of implementation, administration and management of your participation in the 2011 Plan, and the Company and your Employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the 2011 Plan. These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world. You hereby authorize (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the 2011 Plan, including any requisite transfer of such Data as may be required for the administration of the 2011 Plan and/or the subsequent holding of Shares on your behalf to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the 2011 Plan.

You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data and (d) oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the 2011 Plan and your participation in the 2011 Plan. You may seek to exercise these rights by contacting your local HR manager.

20.    The grant of the PSUs is not intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law). No employee of the Company is permitted to advise you on whether you should acquire Shares under the 2011 Plan or provide you with any legal, tax or financial advice with respect to the grant of the PSUs. The acquisition of Shares involves certain risks, and you should carefully consider all risk factors and tax considerations relevant to the acquisition of Shares under the 2011 Plan or the disposition of them. Further, you should carefully review all of the materials related to the PSUs and the 2011 Plan, and you should consult with your personal legal, tax and financial advisors for professional advice in relation to your personal circumstances.

21.    All questions concerning the construction, validity and interpretation of the PSUs and the 2011 Plan shall be governed and construed according to the laws of the state of Michigan, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding the PSUs or the 2011 Plan shall be brought only in the state or federal courts of the state of Michigan.

22.    The Company may, in its sole discretion, decide to deliver any documents related to the PSUs or other awards granted to you under the 2011 Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the 2011 Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

23.    The invalidity or unenforceability of any provision of the 2011 Plan or these Terms and Conditions shall not affect the validity or enforceability of any other provision of the 2011 Plan or these Terms and Conditions.

24.    If you are resident outside of the United States, you acknowledge and agree that it is your express intent that these Terms and Conditions, the 2011 Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the PSUs be drawn up in English. If you have received these Terms and Conditions, the 2011 Plan or any other documents related to the PSUs translated into a language other than English and the meaning of the translated version is different than the English version, the English version will control.

25.    Notwithstanding any provisions of these Terms and Conditions to the contrary, the PSUs shall be subject to any special terms and conditions for your country of residence (and country of employment, if different) set forth in an addendum to these Terms and Conditions (an “Addendum”). Further, if you transfer your residence and/or employment to another country reflected in an Addendum to these Terms and Conditions at the time of transfer, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of the award and the 2011 Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). In all circumstances, any applicable Addendum shall constitute part of these Terms and Conditions.

26.    The Company reserves the right to impose other requirements on the PSUs, any Shares acquired pursuant to the PSUs and your participation in the 2011 Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of the award and the 2011 Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

27.    By accepting the grant of the PSUs, you acknowledge that you have read these Terms and Conditions, the Addendum to these Terms and Conditions (as applicable) and the 2011 Plan, and specifically accept and agree to the provisions therein.

* * * * *

STRYKER CORPORATION

ADDENDUM TO
TERMS AND CONDITIONS
RELATING TO PERFORMANCE STOCK UNITS GRANTED
PURSUANT TO THE 2011 LONG-TERM INCENTIVE PLAN

In addition to the terms of the 2011 Plan and the Terms and Conditions, the PSUs are subject to the following additional terms and conditions (the “Addendum”). All capitalized terms as contained in this Addendum shall have the same meaning as set forth in the 2011 Plan and the Terms and Conditions. Pursuant to Section 25 of the Terms and Conditions, if you transfer your residence and/or employment to another country reflected in an Addendum at the time of transfer, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of the award and the 2011 Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).

SINGAPORE

1.    Qualifying Person Exemption. The following provision shall replace Section 20 of the Terms and Conditions:

The grant of the PSUs under the 2011 Plan is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2011 Ed.) (“SFA”). The 2011 Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that, as a result, the PSUs are subject to section 257 of the SFA and you will not be able to make (a) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the PSUs in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2011 Ed.).